Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	M. Keith Waddell Vice Chairman, President and Chief Financial Officer (650) 234-6000

ROBERT HALF REPORTS FIRST-QUARTER FINANCIAL RESULTS

MENLO PARK, Calif., April 23, 2014 — Robert Half International Inc. (NYSE symbol: RHI) today reported revenues and earnings for the first quarter ended March 31, 2014.

For the quarter ended March 31, 2014, net income was $61.6 million, or $.45 per share, on revenues of $1.08 billion. Net income for the prior year’s first quarter was $55.9 million, or $.40 per share, on revenues of $1.02 billion.

“We were pleased with the company’s operating results for the first quarter,” said Harold M. Messmer, Jr., chairman and CEO of Robert Half. “We saw strong demand in all areas of the business, especially in the latter part of the quarter. Growth was strongest in our Protiviti, technology staffing and permanent placement divisions. Non-U.S. operations also improved, particularly permanent placement services, which reported solid sequential and year-over-year revenue gains during the quarter.”

Messmer added: “This was Robert Half’s 16th consecutive quarter of double-digit net income and earnings-per-share growth on a year-over-year basis. Unlevered return on equity was 27 percent for the quarter.”

Robert Half management will conduct a conference call today at 5 p.m. EDT. The dial-in number is 877-814-0475 (+1-706-643-9224 outside the United States). The password to access the call is “Robert Half.” A taped recording of this call will be available for replay beginning at approximately 8 p.m. EDT today and ending at 8 p.m. EDT on May 23. The dial-in number for the replay is 855-859-2056 (+1-404-537-3406 outside the United States). To access the replay, enter conference ID# 13294726. The conference call also will be archived in audio format on the company’s website at www.roberthalf.com.

Beginning this quarter, Robert Half is publishing its prepared remarks for the quarterly earnings conference call at the same time the quarterly earnings statement is released. The prepared remarks are included in this press release and also are available on the Robert Half website by using the Quarterly Conference Calls link on the home page of the Investor Center (www.roberthalf.com/investor-center).

Founded in 1948, Robert Half, the world’s first and largest specialized staffing firm, is a recognized leader in professional consulting and staffing services, and is the parent company of Protiviti®, a global consulting and internal audit firm composed of experts in risk, advisory and transaction services. The company’s specialized staffing divisions include Accountemps®, Robert Half® Finance & Accounting and Robert Half® Management Resources, for temporary, full-time and senior-level project professionals, respectively, in the fields of accounting and finance; OfficeTeam®, for highly skilled temporary administrative support personnel; Robert Half® Technology, for information technology professionals; Robert Half® Legal, for legal personnel; and The Creative Group®, for interactive, design, marketing, advertising and public relations professionals. Robert Half has staffing and consulting operations in more than 400 locations worldwide.

Certain information contained in this press release and its attachments may be deemed forward-looking statements regarding events and financial trends that may affect the company’s future operating results or financial positions. These statements may be identified by words such as “estimate”, “forecast”, “project”, “plan”, “intend”, “believe”, “expect”, “anticipate”, or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements.

These risks and uncertainties include, but are not limited to, the following: the global financial and economic situation; changes in levels of unemployment and other economic conditions in the United States or foreign countries where the company does business, or in particular regions or industries; reduction in the supply of candidates for temporary employment or the company’s ability to attract candidates; the entry of new competitors into the marketplace or expansion by existing competitors; the ability of the company to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions; the impact of competitive pressures, including any change in the demand for the company’s services, on the company’s ability to maintain its margins; the possibility of the company incurring liability for its activities, including the activities of its temporary employees, or for events impacting its temporary employees on clients’ premises; the possibility that adverse publicity could impact the company’s ability to attract and retain clients and candidates; the success of the company in attracting, training, and retaining qualified management personnel and other staff employees; the company’s ability to comply with governmental regulations affecting personnel services businesses in particular or employer/employee relationships in general; whether there will be ongoing demand for Sarbanes-Oxley or other regulatory compliance services; the company’s reliance on short-term contracts for a significant percentage of its business; litigation relating to prior or current transactions or activities, including litigation that may be disclosed from time to time in the company’s SEC filings; the ability of the company to manage its international operations and comply with foreign laws and regulations; the impact of fluctuations in foreign currency exchange rates; the possibility that the additional costs the company will incur as a result of healthcare reform legislation may adversely affect the company’s profit margins or the demand for the company’s services; the possibility that the company’s computer and communications hardware and software systems could be damaged or their service interrupted; and the possibility that the company may fail to maintain adequate financial and management controls and as a result suffer errors in its financial reporting.

Additionally, with respect to Protiviti, other risks and uncertainties include the fact that future success will depend on its ability to retain employees and attract clients; there can be no assurance that there will be ongoing demand for Sarbanes-Oxley or other regulatory compliance services; failure to produce projected revenues could adversely affect financial results; and there is the possibility of involvement in litigation relating to prior or current transactions or activities.

Because long-term contracts are not a significant part of the company’s business, future results cannot be reliably predicted by considering past trends or extrapolating past results. The company undertakes no obligation to update information contained in this release.

A copy of this release is available at www.roberthalf.com/investor-center.

ATTACHED:	Summary of Operations Supplemental Financial Information Non-GAAP Financial Measures Prepared Remarks for First-Quarter 2014 Conference Call

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUMMARY OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended March 31,
	2014	2013
	(Unaudited)
Net service revenues	$1,084,342	$1,023,684
Direct costs of services	645,847	613,394

Gross margin	438,495	410,290

Selling, general and administrative expenses	336,386	320,785
Amortization of intangible assets	333	433
Interest income	(238)	(304)

Income before income taxes	102,014	89,376
Provision for income taxes	40,463	33,513

Net income	$61,551	$55,863

Net income available to common stockholders—diluted	$61,551	$55,861

Diluted net income per share	$.45	$.40

Shares:
Basic	135,333	137,311
Diluted	136,161	138,394

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(in thousands)

	Quarter Ended March 31,
	2014		2013
	(Unaudited)
REVENUES:
Accountemps	$383,024	35.3%	$376,614	36.8%
OfficeTeam	211,060	19.5%	201,637	19.7%
Robert Half Technology	132,305	12.2%	121,001	11.8%
Robert Half Management Resources	131,181	12.1%	124,170	12.1%
Robert Half Finance & Accounting	92,625	8.5%	83,377	8.2%
Protiviti	134,147	12.4%	116,885	11.4%

Total	$1,084,342	100.0%	$1,023,684	100.0%

GROSS MARGIN:
Temporary and consultant staffing	$309,190	36.1%	$296,951	36.1%
Permanent placement staffing	92,602	100.0%	83,348	100.0%
Risk consulting and internal audit services	36,703	27.4%	29,991	25.7%

Total	$438,495	40.4%	$410,290	40.1%

OPERATING INCOME:
Temporary and consultant staffing	$77,485	9.0%	$73,180	8.9%
Permanent placement staffing	17,275	18.7%	12,585	15.1%
Risk consulting and internal audit services	7,349	5.5%	3,740	3.2%

Total	$102,109	9.4%	$89,505	8.7%

SELECTED CASH FLOW INFORMATION:
Amortization of intangible assets	$333		$433
Depreciation expense	$12,200		$11,747
Capital expenditures	$12,443		$8,082
Open market repurchases of common stock (shares)	825		836

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(in thousands)

	March 31,
	2014	2013
	(Unaudited)
SELECTED BALANCE SHEET INFORMATION:
Cash and cash equivalents	$267,737	$225,351
Accounts receivable, less allowances	$587,249	$547,500
Total assets	$1,503,331	$1,387,745
Current liabilities	$537,546	$499,081
Notes payable and other indebtedness, less current portion	$1,266	$1,397
Total stockholders’ equity	$932,146	$854,524

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

The financial results of Robert Half International Inc. (the “Company”) are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the U.S. Securities and Exchange Commission (“SEC”). To help readers understand the Company’s financial performance, the Company supplements its GAAP financial results with revenue growth rates derived from non-GAAP revenue amounts.

Variations in the Company’s financial results include the impact of changes in foreign currency exchange rates and billing days. The Company provides “same billing days and constant currency” revenue growth calculations to remove the impact of these items. These calculations show the year-over-year revenue growth rates for the Company’s staffing lines of business on both a reported basis and also on a same-day, constant-currency basis for global, U.S. and international operations. This information is presented for each of the five most recent quarters. The Company has provided this data because management believes it better reflects the Company’s actual revenue growth rates and aids in evaluating revenue trends over time. The Company expresses year-over-year revenue changes as calculated percentages using the same number of billing days and constant currency exchange rates.

The non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in the Company’s industry, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to actual revenue growth derived from revenue amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided on the following pages.

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

STAFFING REVENUE GROWTH RATES (%) (UNAUDITED):

	Year-Over-Year Growth Rates (As Reported)					Non-GAAP Year-Over-Year Growth Rates (Same Billing Days and Constant Currency)
	2013				2014	2013				2014
	Q1	Q2	Q3	Q4	Q1	Q1	Q2	Q3	Q4	Q1
Global
Accountemps	-2.3	-0.7	-0.8	-0.4	1.7	0.2	-1.3	-2.0	-0.3	1.4
OfficeTeam	0.6	2.4	2.5	3.0	4.7	3.1	1.6	0.8	2.8	4.0
RH Technology	4.6	10.2	11.8	14.1	9.3	7.4	9.5	10.8	14.9	9.5
RH Management Resources	-3.1	-1.2	-0.2	0.7	5.6	-0.3	-1.5	-0.9	1.1	5.3

Temporary and consultant staffing	-0.8	1.6	1.9	2.7	4.1	1.8	0.9	0.7	2.9	3.8
Permanent placement staffing	0.6	1.4	7.9	6.6	11.1	4.0	1.2	7.9	7.8	11.6

Total	-0.6	1.6	2.5	3.1	4.8	2.0	1.0	1.3	3.3	4.5

United States
Temporary and consultant staffing	2.9	4.0	4.5	5.0	5.9	5.5	3.3	3.3	5.2	5.4
Permanent placement staffing	14.9	10.3	13.8	11.0	12.6	17.8	9.6	12.5	11.3	12.1

Total	3.7	4.5	5.2	5.4	6.4	6.3	3.8	4.0	5.6	5.9

International
Temporary and consultant staffing	-10.7	-5.8	-5.9	-4.2	-1.2	-8.2	-6.2	-7.2	-4.2	-1.0
Permanent placement staffing	-16.6	-10.8	-0.8	0.0	8.6	-12.7	-10.1	1.0	2.7	10.8

Total	-11.6	-6.5	-5.2	-3.6	0.1	-8.8	-6.8	-6.0	-3.3	0.6

The non-GAAP financial measures included in the table above adjust for the following items:

Foreign Currency Translation. The “As Reported” revenue growth rates are based upon reported revenues, which include the impact of changes in foreign currency exchange rates. In order to calculate “Constant Currency” revenue growth rates, as-reported amounts are retranslated using foreign exchange rates from the prior year’s comparable period.

Billing Days. The “As Reported” revenue growth rates are based upon reported revenues. Management calculates a global, weighted-average number of billing days for each reporting period based upon input from all countries and all Staffing lines of business. In order to remove the fluctuations caused by comparable periods having different billing days, the company calculates “same billing day” revenue growth rates by dividing each comparative period’s reported revenues by the calculated number of billing days for that period, to arrive at a “per billing day” amount. The “same billing day” growth rates are then calculated based upon the “per billing day” amounts.

The term “same billing days and constant currency” means that the impact of different billing days has been removed from constant currency calculation. A reconciliation of the non-GAAP year-over-year revenue growth rates to the “As Reported” year-over-year revenue growth rates is included herein on Pages 8-9.

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

STAFFING REVENUE GROWTH RATE (%) RECONCILIATION (UNAUDITED):

Year-Over-Year Staffing Revenue Growth – GLOBAL
	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014
Accountemps
As Reported	-2.3	-0.7	-0.8	-0.4	1.7
Billing Days Impact	2.5	-0.6	-1.1	0.2	-0.5
Currency Impact	0.0	0.0	-0.1	-0.1	0.2

Same Billing Days and Constant Currency	0.2	-1.3	-2.0	-0.3	1.4

OfficeTeam
As Reported	0.6	2.4	2.5	3.0	4.7
Billing Days Impact	2.5	-0.7	-1.2	0.2	-0.5
Currency Impact	0.0	-0.1	-0.5	-0.4	-0.2

Same Billing Days and Constant Currency	3.1	1.6	0.8	2.8	4.0

Robert Half Technology
As Reported	4.6	10.2	11.8	14.1	9.3
Billing Days Impact	2.7	-0.8	-1.4	0.3	-0.5
Currency Impact	0.1	0.1	0.4	0.5	0.7

Same Billing Days and Constant Currency	7.4	9.5	10.8	14.9	9.5

Robert Half Management Resources
As Reported	-3.1	-1.2	-0.2	0.7	5.6
Billing Days Impact	2.4	-0.8	-1.1	0.2	-0.4
Currency Impact	0.4	0.5	0.4	0.2	0.1

Same Billing Days and Constant Currency	-0.3	-1.5	-0.9	1.1	5.3

Temporary and consultant staffing
As Reported	-0.8	1.6	1.9	2.7	4.1
Billing Days Impact	2.5	-0.8	-1.2	0.3	-0.5
Currency Impact	0.1	0.1	0.0	-0.1	0.2

Same Billing Days and Constant Currency	1.8	0.9	0.7	2.9	3.8

Permanent placement staffing
As Reported	0.6	1.4	7.9	6.6	11.1
Billing Days Impact	2.6	-0.7	-1.2	0.2	-0.5
Currency Impact	0.8	0.5	1.2	1.0	1.0

Same Billing Days and Constant Currency	4.0	1.2	7.9	7.8	11.6

Total
As Reported	-0.6	1.6	2.5	3.1	4.8
Billing Days Impact	2.5	-0.7	-1.3	0.2	-0.5
Currency Impact	0.1	0.1	0.1	0.0	0.2

Same Billing Days and Constant Currency	2.0	1.0	1.3	3.3	4.5

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

STAFFING REVENUE GROWTH RATE (%) RECONCILIATION (UNAUDITED):

Year-Over-Year Staffing Revenue Growth – UNITED STATES
	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014
Temporary and consultant staffing
As Reported	2.9	4.0	4.5	5.0	5.9
Billing Days Impact	2.6	-0.7	-1.2	0.2	-0.5
Currency Impact	—	—	—	—	—

Same Billing Days and Constant Currency	5.5	3.3	3.3	5.2	5.4

Permanent placement staffing
As Reported	14.9	10.3	13.8	11.0	12.6
Billing Days Impact	2.9	-0.7	-1.3	0.3	-0.5
Currency Impact	—	—	—	—	—

Same Billing Days and Constant Currency	17.8	9.6	12.5	11.3	12.1

Total
As Reported	3.7	4.5	5.2	5.4	6.4
Billing Days Impact	2.6	-0.7	-1.2	0.2	-0.5
Currency Impact	—	—	—	—	—

Same Billing Days and Constant Currency	6.3	3.8	4.0	5.6	5.9

Year-Over-Year Staffing Revenue Growth – INTERNATIONAL
	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014
Temporary and consultant staffing
As Reported	-10.7	-5.8	-5.9	-4.2	-1.2
Billing Days Impact	2.2	-0.7	-1.2	0.2	-0.4
Currency Impact	0.3	0.3	-0.1	-0.2	0.6

Same Billing Days and Constant Currency	-8.2	-6.2	-7.2	-4.2	-1.0

Permanent placement staffing
As Reported	-16.6	-10.8	-0.8	0.0	8.6
Billing Days Impact	2.1	-0.6	-1.2	0.3	-0.5
Currency Impact	1.8	1.3	3.0	2.4	2.7

Same Billing Days and Constant Currency	-12.7	-10.1	1.0	2.7	10.8

Total
As Reported	-11.6	-6.5	-5.2	-3.6	0.1
Billing Days Impact	2.3	-0.7	-1.1	0.1	-0.4
Currency Impact	0.5	0.4	0.3	0.2	0.9

Same Billing Days and Constant Currency	-8.8	-6.8	-6.0	-3.3	0.6

ROBERT HALF INTERNATIONAL INC. AND SUBSIDIARIES

PREPARED REMARKS FOR FIRST-QUARTER 2014 CONFERENCE CALL

Dial-in number: 877-814-0475 (+1-706-643-9224 outside the United States) Password: “Robert Half”

OPERATOR:

Hello, and welcome to the Robert Half first-quarter 2014 conference call. Our hosts for today’s call are Mr. Max Messmer, chairman and CEO of Robert Half, and Mr. Keith Waddell, vice chairman, president and chief financial officer. Mr. Messmer, you may begin.

INTRODUCTION

HAROLD M. “MAX” MESSMER, JR., CHAIRMAN AND CEO, ROBERT HALF:

Hello, everyone. We appreciate your time today.

Before we begin, we would like to remind you that comments made on today’s call contain predictions, estimates and other forward-looking statements. These statements represent our current judgment of what the future holds and include words such as “forecast,” “estimate,” “project,” “expect,” “believe,” “guidance” and similar expressions. We believe these remarks to be reasonable, but they are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Some of these risks and uncertainties are described in today’s press release and in our SEC filings, including our 10-Ks, 10-Qs and today’s 8-K. We assume no obligation to update statements made on today’s call.

Beginning this quarter, we are publishing our prepared remarks for this conference call at the same time the quarterly earnings statement is released. The prepared remarks were included with today’s press release and also are available on the Robert Half website by using the Quarterly Conference Calls link on the home page of the Investor Center.

Now, let’s discuss the first quarter.

First-quarter revenues were $1.08 billion, up 6 percent year over year. Income per share was 45 cents, up 12 percent from one year ago. Cash flow from operations was $59 million during the first quarter. Capital expenditures were $12 million.

Our board of directors increased the company’s quarterly cash dividend by 2 cents per share during the quarter, to 18 cents. The dividend was paid to shareholders on March 14, 2014, at a cost of $24 million. We started paying a cash dividend 10 years ago and have increased it annually.

We repurchased 800,000 Robert Half shares during the first quarter, at a cost of $33 million. Approximately 7.3 million shares remain available for repurchase under our board-approved stock repurchase plan.

We were pleased with the company’s operating results for the first quarter. We saw strong demand in all areas of the business, especially in the latter part of the quarter. Growth was strongest in our Protiviti, technology staffing and permanent placement divisions. Non-U.S. operations also improved, particularly permanent placement services, which reported solid sequential and year-over-year revenue gains during the quarter.

This was Robert Half’s 16th consecutive quarter of double-digit net income and earnings-per-share growth on a year-over-year basis. Unlevered return on equity was 27 percent for the quarter.

Now, I’ll turn the call over to Keith for a more detailed review of our first-quarter financial results.

M. KEITH WADDELL, VICE CHAIRMAN, PRESIDENT AND CFO, ROBERT HALF:

REVENUES

Global revenues were $1.08 billion in the first quarter. This is up 6 percent from the first quarter one year ago on both a reported and same-day, constant-currency basis.

Global staffing revenues were up 5 percent on a same-day, constant-currency basis. U.S. staffing revenues were $720 million in the first quarter, up 6 percent on a same-day basis. International staffing revenues were $230 million in the first quarter, up 1 percent on a same-day, constant-currency basis. We have 342 staffing locations worldwide, including 99 locations in 18 countries outside the United States.

We had 62.4 billing days in the first quarter, compared to 62.2 days in the first quarter of 2013. This had the effect of increasing reported year-over-year staffing growth rates by 0.5 percent. The current quarter has 63.2 billing days, compared to 63.5 days in the year-ago quarter.

Currency exchange rates reduced first-quarter year-over-year staffing revenues by $2 million. The strengthening of the euro and pound sterling were more than offset by weaknesses in Canadian and Australian dollars. This reduced year-over-year reported staffing growth rates by 0.2 percent in the first quarter.

We provide a supplemental schedule with our earnings release that shows year-over-year revenue growth rates for our various staffing lines of business on a reported basis, as well as on a same-day, constant-currency basis. The schedule further divides the data between U.S. and non-U.S. operations. You can find the schedule in today’s press release and in the Investor Center of our website. This is a non-GAAP financial measure. We provide it to give you information on certain revenue trends in our staffing operations.

Global revenues for Protiviti were $134 million in the first quarter, with $108 million in revenues in the United States and $26 million in revenues outside the U.S. Global revenues for Protiviti were up 15 percent year over year, with U.S. revenues up 19 percent and non-U.S. revenues flat with the prior year. Protiviti and its independently owned Member Firms serve clients through a network of 75 locations in 25 countries.

GROSS MARGIN

Turning now to gross margin: In our temporary and consulting staffing operations, gross margin was 36.1 percent of applicable revenues. This is the same as the prior year’s first quarter.

First-quarter revenues for our permanent placement operations were 9.7 percent of overall staffing revenues, compared to 9.2 percent of staffing revenues in the first quarter one year ago. Together with the temporary and consulting gross margin previously discussed, overall staffing gross margin expanded by 40 basis points versus one year ago, to 42.3 percent.

First-quarter gross margin for Protiviti was $37 million, or 27.4 percent of Protiviti revenues, compared to $30 million, or 25.7 percent of Protiviti revenues, one year ago. The increase is due primarily to higher staff utilization.

SELLING, GENERAL AND ADMINISTRATIVE COSTS

Staffing SG&A costs were 32.3 percent of staffing revenues in the first quarter versus 32.5 percent in the first quarter of 2013. SG&A costs for Protiviti were 21.9 percent of Protiviti revenues in the first quarter versus 22.5 percent of Protiviti revenues reported this time last year.

OPERATING INCOME

Operating income from our staffing divisions was $95 million in the first quarter, or 10 percent of staffing revenues. The temporary and consulting divisions reported $78 million in operating income, or 9 percent of applicable revenues. Operating income for our permanent placement division was $17 million in the first quarter, or 18.7 percent of applicable revenues.

First-quarter operating profit for Protiviti was $7 million, or 5.5 percent of Protiviti revenues, compared to $4 million, or 3.2 percent of its revenues, in the first quarter one year ago. Protiviti operating profit increased 96 percent over the prior year.

Our first-quarter 2014 income tax rate increased to 39.7 percent, up from 37.5 percent in the first quarter of 2013. This was primarily due to fewer available unused foreign tax benefits. The higher tax rate lowered our first-quarter results by approximately 2 cents per share.

ACCOUNTS RECEIVABLE

At the end of the first quarter, accounts receivable were $587 million. Implied days sales outstanding (DSO) was 49.3 days, compared to 48.7 days at the end of the first quarter of 2013.

GUIDANCE

And now for second-quarter guidance. We saw the following trends in the first quarter and so far in April:

-	In the U.S., year-over-year growth rates for our temporary and consulting divisions decelerated in January, accelerated in February and accelerated at an even faster pace in March.

-	Also in the U.S., year-over-year growth rates for our permanent placement division accelerated in January, accelerated again in February and slowed slightly in March.

-	Outside the U.S., year-over-year temporary and consulting staffing growth rates decelerated in January, accelerated in February turning positive, and stayed positive in March. Permanent placement growth rates outside the U.S. decelerated in January, accelerated in February and remained at February levels in March.

-	For the first two weeks of April, revenues for our temporary and consulting operations were up 9 percent on a same-day, constant-currency basis compared to the same period last year, with U.S. temporary and consulting revenues up 10 percent and non-U.S. temporary and consulting revenues up 5 percent.

-	For the first three weeks of April, permanent placement revenues were up 14 percent on a same-day, constant-currency basis compared to the same period last year, with U.S. perm revenues up 24 percent and non-U.S. perm revenues down 4 percent.

We provide this information with the caveat that it is difficult to read a great deal into these trends given the short time periods they represent.

We offer the following second-quarter guidance:

-	Revenues: $1.11 billion to $1.16 billion

-	Income per share: $0.48 to $0.53

We limit our guidance to one quarter. All estimates we provide on this call are subject to the risks mentioned in today’s press release and in our SEC filings. Now, I’ll turn the call back over to Max.

MAX MESSMER, CHAIRMAN AND CEO, ROBERT HALF:

Thank you, Keith. Demand for our professional staffing services and Protiviti consulting solutions remained solid during the first quarter, with growth rates accelerating in March and so far in April. We were also pleased to see higher staffing demand outside the United States, including Europe.

In the United States, the unemployment rate for college-educated workers 25 years of age and older, which we view as an indicator of professional-level demand, is 3.4 percent. U.S. jobless claims have approached a seven-year low.

The first quarter saw the number of temporary workers as a percentage of total U.S. employment exceed the all-time high established in 2000. More and more businesses appreciate the value of interim staff to better manage variable workloads and specialized project demands.

We work with companies of all sizes, but Robert Half is a particularly smart staffing option for small and midsize businesses. The cost of a bad hiring decision can affect these companies disproportionately compared to larger firms that may have a deeper bench of workers from which to draw. Our clients value our personal service approach, our expertise at assessing skills and our deep talent networks.

Protiviti is serving an expanding client base. All of Protiviti’s key services grew nicely during the quarter, most notably IT consulting, risk and compliance, and internal audit. Client demand was driven by improving market conditions and a more stringent regulatory environment.

At this time, we will be happy to answer questions. We would request that you please limit yourself to one question and a single follow-up, as needed. If time permits, we will try to return to you later in the call if you have additional questions.

(After the last question is answered the Operator will turn the call over to Mr. Messmer.)

MAX MESSMER, CHAIRMAN AND CEO, ROBERT HALF:

That was our last question. We would like to thank everyone again for joining us on today’s call.

OPERATOR:

This concludes today’s teleconference. If you missed any part of the call, it will be archived in audio format in the Investor Center of Robert Half’s website at www.roberthalf.com. You also can dial the conference call replay. Dial-in details and the conference ID are contained in the company’s press release issued earlier today.